Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 53403.55

May 27, 2016

Hersha Hospitality Trust

510 Walnut Street, 9th Floor

Philadelphia, Pennsylvania 19106

Hersha Hospitality Trust

Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership”), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-196175) (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on May 22, 2014, with respect to the offer and sale from time-to-time of common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”), preferred shares of beneficial interest, par value $0.01 per share, of the Company (the “Preferred Shares”), depositary shares representing Preferred Shares, warrants entitling the holders to purchase Common Shares or Preferred Shares, and units comprising one or more of the preceding securities of the Company, and the offer and sale pursuant to the Registration Statement of 8,050,000 shares of 6.5 % Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series D Preferred Shares”), pursuant to a Pre-Pricing Prospectus (the “Pre-Pricing Prospectus”) and a Prospectus Supplement filed with the Registration Statement (the “Prospectus Supplement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following (collectively, the “Reviewed Documents”):

1.	the Company’s Amended and Restated Declaration of Trust, filed on January 15, 1999 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented (including the articles supplementary to the Company’s Amended and Restated Declaration of Trust defining the terms of the Series D Preferred Shares);

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS    ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON

www.hunton.com

Hersha Hospitality Trust

May 27, 2016

2.	the Company’s Amended and Restated Bylaws;

3.	the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 26, 1999 (the “Operating Partnership Agreement”), among the Company, as general partner, and several limited partners;

4.	the First Amendment to the Operating Partnership Agreement dated as of December 31, 1999;

5.	the Second Amendment to the Operating Partnership Agreement dated as of April 21, 2003;

6.	the Third Amendment to the Operating Partnership Agreement dated as of August 5, 2005;

7.	the Fourth Amendment to the Operating Partnership Agreement dated as of May 18, 2011;

8.	the Fifth Amendment to the Operating Partnership Agreement dated as of March 6, 2013;

9.	the Sixth Amendment to the Operating Partnership Agreement dated as of December 23, 2014;

10.	the Seventh Amendment to the Operating Partnership Agreement dated as of June 22, 2015;

11.	a draft of the Eighth Amendment to the Operating Partnership Agreement expected to be dated as of May 31, 2016;

12.	the partnership and limited liability company agreements (the “Subsidiary Partnership Agreements”) governing the Operating Partnership’s wholly owned and joint venture subsidiary partnerships and limited liability companies (the “Subsidiary Partnerships”);

Hersha Hospitality Trust

May 27, 2016

13.	the Registration Statement, the prospectus filed as a part of the Registration Statement (the “Prospectus”), the Pre-Pricing Prospectus, and the Prospectus Supplement;

14.	the operating lease agreements between the Subsidiary Partnerships, on the one hand, and (i) 44 New England Management Company, a Virginia corporation, or a partnership or limited liability company of which 44 New England Management Company or one of its subsidiaries is a partner or member (collectively, “44 New England”), (ii) HHLP Capitol Hill Lessee, LLC, a Delaware limited liability company (“HHLP Capitol Hill Lessee”) or (iii) joint ventures in which the Company holds its equity interest through a taxable REIT subsidiary (a “TRS”) or TRSs wholly-owned or substantially owned by the joint venture, on the other hand;

15.	the management agreements pursuant to which Hersha Hospitality Management, L.P., a Pennsylvania limited partnership, and other hotel managers operate and manage all of the Company’s hotels;

16.	the TRS elections for 44 New England; Hersha PRA TRS, Inc., a Delaware corporation; Revere Hotel Group, LLC, a Massachusetts limited liability company; HT Inn America TRS, Inc., a Delaware corporation; South Bay Sandeep, LLC, a Massachusetts limited liability company; Hersha CNL TRS, Inc., a Delaware corporation; HHM Leasehold Interests, Inc., a Delaware corporation; HHLP King of Prussia, Inc., a Pennsylvania corporation; HHLP Malvern, Inc., a Pennsylvania corporation; HHLP Oxford Valley, Inc., a Pennsylvania corporation; HHLP Wilmington, Inc., a Delaware corporation; Mystic Special Purpose Corp., a Delaware corporation; Mystic Hotel Investors Remote Entity Incorporated, a Delaware corporation; Exit 88 Special Purpose Corp., a Delaware corporation; 320 Pearl Street, Inc., a New York corporation; and HHLP Capitol Hill Lessee; and

17.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

Hersha Hospitality Trust

May 27, 2016

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2016 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), will be true for such years;

3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would have the effect of altering the facts upon which the opinions set forth below are based;

4. the Operating Partnership and each Subsidiary Partnership will be operated in accordance with the terms of the Operating Partnership Agreement or the related Subsidiary Partnership Agreement, as applicable, and in accordance with the applicable law of the state of formation; and

5. all of the obligations imposed by or described in the Reviewed Documents have been and will continue to be performed or satisfied in accordance with their terms.

In connection with the opinion rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificate and the factual matters discussed in the Pre-Pricing Prospectus and the Prospectus Supplement that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy of the factual representations in the Officer’s Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service and other relevant authority.

Hersha Hospitality Trust

May 27, 2016

Based on the Reviewed Documents, the assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Pre-Pricing Prospectus and the Prospectus Supplement under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 2012 through December 31, 2015, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2016, and in the future; and

(b) the descriptions of the law and the legal conclusions contained in the Pre-Pricing Prospectus and the Prospectus Supplement under the caption “Federal Income Tax Consequences of Our Status as a REIT” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Hersha Hospitality Trust

May 27, 2016

This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus and under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP

09346/14455